AMENDMENT TO ARTICLE VIII OF THE BYLAWS

OF ENERGY CONVERSION DEVICES, INC.

The first sentence of the Fourth paragraph of Article VIII of the Bylaws is amended effective September 25, 2006, as follows:

The total number of directors shall consist of not less than three nor more than eight directors.